Exhibit 99.1

Inspired Announces Agreement To Acquire Novomatic UK’s Gaming Technology Group

June 11, 2019

Anticipated to Diversify and Broaden Scale and Scope of Inspired’s Footprint and Product Offering
Complementary Portfolio of Innovative Content and World-Class Technology

Projected Annual Cost Synergies of US$12.3 to US$13.3 Million 1

NEW YORK, June 11, 2019 /PRNewswire/ -- Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today announced that it has entered into a definitive agreement to acquire the Gaming Technology Group (“NTG”) of Novomatic UK Ltd. (“Novomatic UK”), a division of NOVOMATIC GROUP, a leading international supplier of gaming equipment and solutions, for the EUR equivalent of US$120.0 million in cash.

Inspired is a leading supplier of Category B2/B3 gaming terminals in the UK, and NTG is a leading supplier of Category B3, C and D gaming terminals to pubs, arcades, motorway service areas and holiday resorts in the UK. Following the transaction, Inspired would be positioned to supply an extensive range of products and services across the UK and Europe, and beyond. Upon closing the acquisition, Inspired would manage more than 75,000 gaming machines in the UK and Europe.

“The potential acquisition of NTG is transformational for Inspired, enabling us to dramatically increase the size, scale and scope of our business by combining our highly complementary, but largely non-overlapping, businesses,” said Lorne Weil, Executive Chairman of Inspired Entertainment. “We expect to leverage our superior game content, technology, operational capabilities and respective footprints to augment the existing growth trends for our enterprise.”

NTG is comprised of the following six companies:

●	Gamestec Leisure – Primarily serving the UK pub sector through the placement of gaming machines on a managed service basis and delivering service support to the bingo and self service betting terminals sectors.
●	Playnation Limited – Serving the UK holiday and leisure industry, including holiday parks, motorway service stations, bowling alleys, airports and independent holiday resorts through revenue share arrangements with operators.
●	AstraGames Limited – Gaming machine manufacturer, selling Category B, C and D gaming machines to pubs, adult gaming centers, and holiday resorts.
●	Bell-FruitGroup Limited – Primarily selling Category C machines, both analog and digital, and exporting machines to key European geographies.
●	Harlequin Gaming Limited – Game development studio for Astra and Bell-Fruit.
●	Innov8 Gaming Limited – Gaming machine developer supplying Category B3 and C gaming machines within the NTG and to external customers.

Mr. Weil continued, “Inspired and NTG currently operate in different segments but have much in common in terms of providing resources for our customers and their consumers. This combination would provide additional resources for our core businesses and combine the great content and machine portfolio from each. We expect to be able to deliver meaningful value to our shareholders as the acquisition is integrated.”

Improved Operating Efficiencies

Inspired expects to achieve $12.3 million to $13.3 million of synergies through shared costs and increased scale. Inspired also expects to be able to make efficient use of shared manufacturing, engineering, software development, field maintenance and customer service to drive growth and cost savings after the transaction closes. Inspired further expects to reduce capital deployed in the pub gaming sector following the closing of the transaction, as the sector continues its ongoing digital transformation.

Complementary Businesses Leveraging Core Competencies

Inspired plans to draw on the core strengths of Inspired and NTG to broaden offerings, bring differentiated gaming products to new sectors and geographies, accelerate key growth initiatives and offer enhanced capabilities, systems, field service and content. The addition of NTG is expected to help diversify Inspired’s UK business and expand into contiguous customer segments with very little overlap of existing customers. Inspired’s position and expertise in server based gaming is expected to accelerate NTG’s development initiatives to transition the pub gaming sector from analog to digital gaming machines.

Inspired and NTG are both known for their product innovation and creative content. Together, the companies expect to offer an expansive combined game and machine portfolio to customers. Inspired and NTG are also well positioned to capitalize on further converting NTG’s game library for online deployment.

Transaction Terms and Execution

Inspired has agreed to acquire NTG for the EUR equivalent of US$120 million, subject to certain customary adjustments. This consideration represents a multiple of approximately 5.5x NTG’s pre-synergy Adjusted EBITDA of £17.1 million, or $21.7 million[2], for the 12-month period ended December 31, 2018, and 3.5x after adjusting for the mid-point of estimated run-rate annual synergies of £9.6 million to £10.6 million, or $12.3 million to $13.3 million, as if they were achieved January 1, 2018.

The acquisition, which is subject to the approvals of regulatory authorities and other customary closing conditions, is expected to close during the third quarter of 2019. In conjunction with the proposed transaction, Inspired is expected to refinance its existing indebtedness with a new £220 million GBP-equivalent term loan and £20 million revolving credit facility. Inspired has obtained committed financing for the transaction, and the transaction is not subject to a financing contingency. The committed financing is expected to result in a reduction in cost of debt capital.

“The proposed financing is at a lower interest rate than our existing debt and is a major step in improving Inspired’s capital structure,” said Stewart Baker, Executive Vice President and Chief Financial Officer of Inspired. “Pro forma for the acquisition, adjusting for the mid-point of estimated run-rate annual synergies, the proposed financing implies net leverage of 3.0x[3]. It will position us with a stronger balance sheet and extended maturities, while also reducing our cost of capital which we believe will allow us to have more flexibility to capitalize on meaningful opportunities to grow our business.”

Casino Operations

The casino assets of Astra Games Limited are not included in the potential transaction. At or prior to the closing of the Acquisition, Astra will transfer to Novomatic UK Gaming UK Limited, a wholly-owned subsidiary of NOVOMATIC GROUP, assets to the extent related to its casino operations.

Financial and Legal Advisory

Nomura served as financial advisor to Inspired. Sidley Austin LLP and Addleshaw Goddard LLP served as legal advisors to Inspired. Nomura and Macquarie Capital have provided financing commitments to support the transaction.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 4:15 p.m. ET / 9:15 p.m.UK on Wednesday, June 12, 2019 to discuss the proposed acquisition. A presentation will be available in advance of the call in the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until June 19, 2019 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 10132363. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 35,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs more than 650 employees in the UK and elsewhere, developing and operating digital games and networks. Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the expected effects of the acquisition of the NTG, projected synergies, financing plans for the acquisition, the anticipated benefits of refinancing Inspired’s existing indebtedness, post-closing product offerings and the expected timing of the closing of the acquisition. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date, and Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, without limitation: the receipt of regulatory approvals on the terms desired or anticipated; unanticipated difficulties or expenditures relating to the proposed transaction, including, without limitation, difficulties that result in the failure to realize expected synergies, efficiencies and cost savings from the proposed transaction within the expected time period (if at all); Inspired’s ability to obtain financing or refinance its existing indebtedness on the anticipated terms and schedule; disruptions of Inspired’s and the NTG’s current plans, operations and relationships with customers and suppliers caused by the announcement and pendency of the proposed transaction; potential difficulties in Inspired’s and NTG’s ability to retain employees as a result of the announcement and pendency of the proposed transaction; and the other factors described in the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended September 30, 2018 and Inspired’s quarterly report on Form 10-Q for the quarter ended March 31, 2019, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov and on Inspired’s site at www.inseinc.com.

Contact:

Aimee Remey

Aimee.remey@inseinc.com

+1 646 565-6938

NTG

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions) (Unaudited)

(In millions)	Unaudited For the Twelve-Month Period ended Dec 31, 2018
Net loss	£(1.0)

Results of Operations Not Included After Proposed Transaction
Astra casino carve-out[4]	(5.6)
Pass-through margin[5]	(0.2)

Items outside the normal course of business:
Restructuring & Impairment Charges[6]	3.5
Startup studio losses[7]	0.6

Depreciation and amortization	19.8
Total interest expense, net	1.1
Income tax	(1.1)

Pro Forma Adjusted EBITDA	£17.1

Pro Forma Adjusted EBITDA	$21.7
Exchange Rate - $ to £	1.27

Adjusted EBITDA is a financial measure not derived in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA means earnings before interest expense, provision for income taxes and depreciation and amortization, as adjusted to remove the effects of impairment, exception items, startup studio losses, the carve out of the casino operations of Astra Games Limited and pass-through margin. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. This non-GAAP financial measure should be considered in addition to, and not in isolation from, as a substitute for or superior to, net income/loss prepared in accordance with GAAP.

[1] Assumes a spot GBP:USD exchange rate of 1.269.

[2] Assumes a spot GBP:USD exchange rate of 1.269.

[3] Based on the last reported results for each company: Inspired last reported 3/31/19 and NTG last reported 12/31/18.

[4] The casino operations of Astra Games Limited are not included in the potential transaction.

[5] Pass-through revenue and margin will not be generated following the closing of the proposed transaction.

[6] Consists of £2.0 million of machine impairment costs, £0.9 million of restructuring costs and £0.6 million stock impairment write-down.

[7] EBITDA losses of businesses Innov8 and Harlequin. In 2018 these businesses were in start-up mode, developing products with minimal revenue.

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SOURCE Inspired Entertainment, Inc.

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